Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Catalyst Biosciences, Inc. on Form S-8 (Nos. 333-133881, 333-133882, 333-160331, 333-185888, 333-189143, 333-206523, 333-206526, 333-212345, 333-219301, and 333-225902), and Form S-3 (Nos. 333-222644 and 333-228970) of our reports dated February 20, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and December 31, 2018, and for each of the years then ended, and the effectiveness of Catalyst Bioscience Inc.’s internal control over financial reporting as of December 31, 2019, which reports are included in this Annual Report on Form 10-K to be filed on or about February 20, 2020.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

February 20, 2020